EXHIBIT 10.36

COMPENSATION ARRANGEMENTS FOR

CERTAIN NAMED EXECUTIVE OFFICERS

Set forth below is a summary of the compensation arrangements of the executive officers to be named in the Company’s 2006 Proxy Statement for the Annual Meeting of Stockholders, other than Mr. Michael A. Lupo, Chief Executive Officer, who is covered by a current employment agreement, as of the date of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Form 10-K”), and Mr. Carl A. Liliequist, the Company’s former Executive Vice President, who resigned effective December 31, 2005.

Each of the executive officers named below is an employee at will whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors.

Base Salaries. On February 28, 2006, the base salaries of the executive officers are as set forth below:

Name and Position	Base Salary Amount
Jon P. Vrabely, Vice President, Chief Operating Officer	$280,000
David L. Fleisher, Vice President, Chief Financial Officer and Secretary	$275,000
Hank J. Krey, Vice President, Chief Information Officer	$195,000

Base salaries are adjusted from time to time, generally annually on the officer’s anniversary date. Any such adjustments are approved by the Management Organization and Compensation Committee.

Bonuses and Equity Awards. These executive officers are also eligible to participate in the Company’s annual incentive compensation plans and equity incentive compensation plans, as provided in the terms of such plans. Such plans, and any forms of awards thereunder providing for material terms, are included as exhibits to the Form 10-K.